EXHIBIT  21.1

            SUBSIDIARIES OF MEDISYS TECHNOLOGIES, INC.


The following are subsidiaries of Medisys Technologies, Inc.:

     1. Medisys Technologies, Inc., a Louisiana corporation, 100% owned by Medisys Technologies, Inc., a Utah corporation.

     2. Phillips Pharmatec Labs, Inc., a Florida corporation, 100% owned by Medisys Technologies, Inc., a Utah corporation.